EXHIBIT 5(c)


REED SMITH
----------



April 3, 2003



FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
700 Universe Boulevard
Juno Beach, Florida 33408



RE:      FPL GROUP CAPITAL TRUST I


Ladies and Gentlemen:

We have acted as special Delaware counsel for FPL Group, Inc., a Florida corporation, ("FPL Group"), FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), and FPL Group Capital Trust I, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

         (a) The Certificate of Trust of the Trust, dated February 27, 2003 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 27, 2003;

         (b) The Trust Agreement of the Trust, dated as of February 27, 2003, by and among FPL Group, as depositor, and the trustees of the Trust named therein (the "Initial Trust Agreement");

         (c) The Registration Statement (the "Registration Statement") on Form S-3, as amended, including a prospectus (the "Prospectus"), relating, among other things, to the trust preferred securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Preferred Trust Security" and collectively, the "Preferred Trust Securities"), as proposed to be filed by FPL Group, FPL Group Capital, the Trust and FPL Group Capital Trust II, a Delaware statutory trust, with the Securities and Exchange Commission on or about March 18, 2003 (other than the documents incorporated by reference therein);


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
April 3, 2003
Page 2


         (d) A form of Amended and Restated Trust Agreement of the Trust (including Exhibits A, B, C and D thereto) (the "Trust Agreement"), to be entered into by and among FPL Group, the trustees of the Trust named therein (the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, filed as an exhibit to the Registration Statement; and

         (e) A Certificate of Good Standing for the Trust, dated March 17, 2003, obtained from the Secretary of State.

Capitalized terms used in this opinion but not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

For purposes of this opinion, we have relied upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, and such other certificates or documents as we have considered necessary or appropriate for the purposes of this opinion, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed: (i) that the Initial Trust Agreement constitutes, and the Trust Agreement will constitute, the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended; (ii) except to the extent provided in Paragraph 1 below, the due creation, due formation or due organization, as the case may be, and the valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization; (iii) the legal capacity of natural persons who are parties to the documents examined by us; (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents; (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents; (vi) the receipt by each Person to whom a Preferred Trust Security is to be issued by the Trust (collectively, the "Preferred Trust Security Holders") of a Preferred Trust Securities Certificate for the Preferred Trust Security and the payment for the Preferred Trust Security acquired by it, in accordance with the Trust Agreement, and as described in the Prospectus; (vii) that any documents which were provided to us in draft will not, as finally executed, vary in any material respect from the drafts of such documents last received by us prior to the issuance of this opinion; (viii) the authenticity of all documents submitted to us as originals, whether certified or uncertified; and (ix) the genuineness of all signatures.


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
April 3, 2003
Page 3


Based upon the foregoing, and upon our examination of such questions of Delaware law as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

          2. The Preferred Trust Securities will be validly issued, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

          3. Except to the extent that Preferred Trust Security Holders may be obligated to make payments as set forth in the Trust Agreement, the Preferred Trust Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We note that the Preferred Trust Security Holders may be obligated, pursuant to the Trust Agreement, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Preferred Trust Securities certificates and the issuance of replacement Preferred Trust Securities certificates, and (ii) provide security or indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and powers under the Trust Agreement.

We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to the reliance by Steel Hector & Davis LLP and Thelen Reid & Priest LLP as to all matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof. Except as stated above, this opinion may not be used, quoted from, circulated to, published or relied upon by any other person or used in any other context without the prior written consent of this firm. This


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
April 3, 2003
Page 4

opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which might hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

/s/ Reed Smith LLP


Reed Smith LLP